Exhibit 99.1

Becker Professional Education to Acquire ACAMS

Becker to Expand into Anti-Money Laundering Education Market with Platform Poised for Global Growth

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--May 24, 2016--Becker Professional Education, a global leader in professional education and a subsidiary of DeVry Education Group, today announced that it has entered into an agreement to acquire the Association of Certified Anti-Money Laundering Specialists (ACAMS) for a purchase price of $330 million. ACAMS is the largest international membership organization dedicated to enhancing the knowledge and skills of anti-money laundering (AML) and financial crime prevention professionals. The transaction is expected to close in July 2016, subject to antitrust approval and other customary closing conditions. ACAMS is currently owned by Warburg Pincus, a global private equity firm focused on growth investing.

ACAMS is a member-driven organization of financial crimes prevention professionals that provides online and in-person training, credentialing through its CAMS certification, conferences, and risk assessment tools. ACAMS also provides financial crime news and information through its moneylaundering.com website. CAMS certification holders are passionate, mission driven individuals who view their work as supporting greater global security goals.

“We are excited to have ACAMS join the professional education family,” said John Roselli, president of Becker Professional Education. “ACAMS furthers Becker’s global growth strategy into a new professional education segment and enhances Becker’s position as a leading provider of lifelong learning for professionals.”

“ACAMS will be able to leverage Becker’s expertise in delivering online training and professional exam certification using cutting-edge technology, said John Byrne, executive vice president of ACAMS. Access to Becker’s financial resources and state of the art e-learning platforms will position ACAMS well for growth as we continue to develop products and services to meet the rapidly changing needs of AML professionals globally.”

This acquisition represents diversification into a new vertical with a potential total addressable market of more than $2 billion. ACAMS is expected to generate fiscal 2017 revenue in the low $40 million range. The acquisition will be modestly dilutive to earnings per share in fiscal 2017 and is expected to be accretive in fiscal 2018 and beyond. The transaction will be funded through a combination of cash and debt.

“The ACAMS acquisition is an example of the kind of global diversification and growth DeVry Group is seeking,” said Lisa Wardell, president and CEO of DeVry Education Group. “We are very pleased to do so with a terrific organization like ACAMS.”

Growth strategies include accelerating ACAMS product development initiatives, and leveraging Becker’s state of the art learning technologies. Nearly 40 percent of ACAMS current revenues are generated outside the U.S. Becker’s global footprint, extensive partnerships and established relationships present an opportunity for ACAMS to accelerate international growth and to increase membership and certification in adjacent markets such as accounting, where the CAMS certification would be a valuable additional credential.

About Becker Professional Education

Becker Professional Education, a part of DeVry Education Group (NYSE: DV), is a global leader in professional education serving the accounting, project management and healthcare professions. Nearly half a million professionals have prepared to advance their careers through its CPA Exam Review, ACCA® Courses, CMA Exam Review, PMP® Exam Review, USMLE® Review and Continuing Professional Education courses. Throughout its more than 50-year history, Becker has earned a strong track record of student success through world-class teaching, curriculum and learning tools that enable its students to develop the knowledge and performance skills necessary to stay ahead in an ever-changing business world. For more information about Becker Professional Education, visit www.becker.com or call 1-877-CPA-EXAM.

About the Association of Certified Anti-Money Laundering Specialists ® (ACAMS®)

ACAMS is the largest international membership organization dedicated to enhancing the knowledge and skills of AML and financial crime prevention professionals from a wide range of industries, firms and agencies with extensive resources designed to develop and sharpen the skills required for superior job performance and career advancement. The CAMS certification is the most widely recognized AML certification among compliance professionals worldwide. Visit www.acams.org for more information.

About Warburg Pincus

Warburg Pincus LLC is a leading global private equity firm focused on growth investing. The firm has more than $40 billion in private equity assets under management. The firm's active portfolio of more than 120 companies is highly diversified by stage, sector and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 15 private equity funds, which have invested more than $55 billion in over 750 companies in more than 40 countries. The firm is headquartered in New York with offices in Amsterdam, Beijing, Hong Kong, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo and Shanghai. For more information please visit www.warburgpincus.com.

Certain statements contained in this press release, including those that affect the expectations or plans of Becker Professional Education or DeVry Education Group (“DeVry Group”), may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Becker, DeVry Group or their management “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “foresees,” “intends,” “plans” or other words or phrases of similar import. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause DeVry Group’s actual results to differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and in DeVry Group’s Form 10-Q for the fiscal quarter ended March 31, 2016. These forward-looking statements are based on information as of May 24, 2016, and DeVry Group assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com